Exhibit 3.120

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:44 PM 03/05/2019
FILED 02:44 PM 03/05/2019
SR 20191742255 - File Number 7309611

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.           The name of the limited liability company is Hillstone Permian Adams, LLC.

2.           The Registered Office of the limited liability company in the State of Delaware is located at 850 New Burton Road, Suite 201 (street), in the City of Dover, Zip Code 19904.  The name of the Registered Agent at such address upon whom process against this limited liability company may be served is COGENCY GLOBAL INC.

By:	/s/ Sean D. Hawkins
Authorized Person

Name:	Sean D. Hawkins
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